FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
November 7, 2013	(573) 778-1800

SOUTHERN MISSOURI BANCORP AND CITIZENS STATE BANKSHARES OF BALD KNOB
ANNOUNCE AGREEMENT TO MERGE

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (NASDAQ: SMBC, “Southern”), the parent corporation of Southern Bank, and Citizens State Bankshares of Bald Knob, Inc. (“Citizens”), the parent corporation of Citizens State Bank, today announced the signing of a definitive stock purchase agreement whereby Southern will acquire Citizens in an all-cash transaction valued at approximately $5.9 million, subject to certain adjustments for transaction expenses and Citizen’s equity at closing. Immediately upon closing, Citizens State Bank will be merged with and into Southern Bank.

Citizens operates three branches in White County in north central Arkansas. After the acquisition, the combined company’s total assets will approximate $976 million, with total loans of $728 million and total deposits of $763 million. The combined company will operate 25 branches in southern Missouri and northeast and north central Arkansas.

“This merger is a good opportunity for Southern Bank to expand its presence in White County,” stated Greg Steffens, President and CEO of Southern. “We are very impressed with the financial institution that Citizens State Bank has built in the communities of Bradford and Bald Knob, and the deep relationships they have developed with their depositors. We look forward to continuing that tradition and to serving these communities.”

“In our search for folks to partner with, we found that Southern Bank is a strong community bank that is community focused, customer service driven, offers the latest in technology and takes pride in providing personalized service to the individual markets they serve,” said Larry Kircher, Chairman & CEO of Citizens State Bankshares. “This merger will allow us to expand our product and service lines, offer convenient locations to our customers throughout north central Arkansas and increase our lending limits, providing excellent future benefits for the businesses and families in our area,”

Steffens added: “We continue to pursue this type of expansion opportunity with the ultimate goal of building long-term shareholder value, and we expect the transaction to be immediately accretive to earnings, after exclusion of transaction-related expenses, and to be accretive to tangible book value within three years.”

Southern and Citizens anticipate completion of the transaction in the first half of calendar year 2014, subject to satisfaction of customary closing conditions, including regulatory approval.

DD&F Consulting Group acted as financial advisor and McAfee & Taft served as legal advisor to Citizens, while Silver, Freedman & Taff, LLP, served as legal advisor to Southern.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the requisite regulatory and shareholder approvals for Southern’s pending acquisition of Citizens might not be obtained or other conditions to completion of the transaction might not be satisfied or waived; expected cost savings, synergies and other benefits from the Southern’s merger and acquisition activities, including, but not limited to the pending acquisition of Citizens, might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.